Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(216) 692-7200

Park-Ohio Advances Strongly in First Quarter 2004

     CLEVELAND, OHIO, May 11, 2004 — Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced results for its first quarter ended March 31, 2004.

     Park-Ohio reported net income of $5.8 million or $.52 per share dilutive for the first quarter of 2004, a 140% increase from net income of $2.4 million or $.22 per share dilutive for the same period of 2003. Park-Ohio reported net sales of $192.4 million for the first quarter of 2004, a 24% increase on sales of $154.9 million for the same quarter of 2003.

     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Significant revenue enhancement in each of our business segments has resulted in a great start for 2004. Although we are not prepared to issue additional guidance at this time, the strength in our core customer base and improved operating efficiency appear likely to produce better 2004 results than previously forecast.”

     A conference call reviewing Park-Ohio’s first quarter results will be broadcast live over the Internet on Wednesday, May 12, commencing at 10:00 a.m. ET. Simply log on to http://www.firstcallevents.com/service/ajwz406610434gf12.html.

     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products for industrial original equipment manufacturers. Headquartered in Cleveland, Ohio, the Company operates 21 manufacturing sites and 32 supply chain logistics facilities.

     This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are the cyclical nature of the vehicular industry, timing of cost reductions, labor availability and stability, changes in economic and industry conditions, adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities, the uncertainties of environmental, litigation or corporate contingencies, and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2004	2003
Net sales	$192,370	$154,851
Cost of products sold	162,133	130,441

Gross profit	30,237	24,410
Selling, general and administrative expenses	17,696	15,079

Operating income	12,541	9,331
Interest expense	6,136	6,757

Income before income taxes	6,405	2,574
Income taxes	591	137

Net Income	$5,814	$2,437

Amounts per common share:
Basic	$0.55	$0.23
Diluted	$0.52	$0.22
Common shares used in the computation
Basic	10,564	10,434
Diluted	11,116	10,852
Other financial data:
EBITDA, as defined	$16,542	$13,591

Note A—The effective income tax rate for the first quarter of 2004 is less than the statutory Federal income tax rate due primarily to the non-recognition of net operating loss carryforwards.

Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization,certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA could be useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2004	2003
Net income	$5,814	$2,437
Add back:
Income taxes	591	137
Interest expense	6,136	6,757
Depreciation and amortization	3,967	4,202
Restructuring and other unusual charges	0	0
Miscellaneous	34	58

EBITDA, as defined	$16,542	$13,591

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31	December 31
	2004	2003
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$1,761	$3,718
Accounts receivable, net	129,994	100,938
Inventories	154,309	149,075
Other current assets	7,740	10,780

Total Current Assets	293,804	264,511
Property, Plant and Equipment	228,009	225,710
Less accumulated depreciation	133,184	129,559

Total Property Plant and Equipment	94,825	96,151
Other Assets
Goodwill	82,220	82,278
Net assets held for sale	2,239	2,321
Other	64,218	62,191

Total Other Assets	148,677	146,790

Total Assets	$537,306	$507,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$80,156	$66,158
Accrued expenses	52,992	46,623
Current portion of long-term liabilities	2,830	2,811

Total Current Liabilities	135,978	115,592
Long-Term Liabilities, less current portion	135,978	115,592
9.25% Senior Subordinated Notes due 2007	199,930	199,930
Revolving credit maturing on July 30,2007	104,400	101,000
Other long-term debt	8,354	8,234
Other postretirement benefits and other long-term liabilities	25,983	26,671

Total Long-Term Liabilities	338,667	335,835
Shareholders’ Equity	62,661	56,025

Total Liabilities and Shareholders’ Equity	$537,306	$507,452

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended March 31
	2004	2003
NET SALES
ILS	$116,265	$92,352
Aluminum Products	27,581	24,042
Manufactured Products	48,524	38,457

	$192,370	$154,851

INCOME BEFORE INCOME TAXES
ILS	$9,209	$5,848
Aluminum Products	1,587	3,578
Manufactured Products	3,292	1,148

	14,088	10,574
Corporate and Other Costs	(1,547)	(1,243)
Interest Expense	(6,136)	(6,757)

	$6,405	$2,574